Exhibit 10.20

GS SPONSOR II LLC

RESTRICTED PROFITS INTEREST AWARD AGREEMENT

THIS RESTRICTED PROFITS INTEREST AWARD AGREEMENT (the “Agreement”) is made and entered into as of June 16, 2021 (the “Grant Date”), by and between GS Sponsor II LLC, a Delaware limited liability company (the “Company”), and Lawrence Kingsley (the “Participant”).

WHEREAS, the Company is governed by that certain Second Amended and Restated Limited Liability Company Agreement of GS Sponsor II LLC, dated as of June 16, 2021, as may be amended or restated from time to time (the “LLC Agreement”);

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the LLC Agreement; and

WHEREAS, in consideration for services to be provided by the Participant to or for the benefit of the Company, the Company desires to issue to the Participant a number of interests of the Company as identified below which shall be subject to such forfeiture and other terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Award of Profits Interests. The Participant is hereby granted a total of 4,200,000 Sponsor Units (as defined in the LLC Agreement) (such, award the “Profits Interests”), effective as of the Grant Date, of which, (a) 3,150,000 (“Tranche 1 Profits Interests”) shall be eligible to become Fully Vested (as defined below) based on satisfaction of the Service Condition (as defined below) and the $12 Vesting Condition (as defined in the LLC Agreement) and (b) 1,050,000 (“Tranche 2 Profits Interests”) shall be eligible to become Fully Vested based on satisfaction of the Service Condition and the $14 Vesting Condition (as defined in the LLC Agreement), in each case subject to the terms and conditions of this Agreement and the LLC Agreement; provided that the Profits Interests shall be subject to the forfeiture conditions set forth in Sections 5 and 6(a). For purposes of this Agreement, the Tranche 1 Profits Interests and the Tranche 2 Profits Interests each shall be defined as a “Tranche”.

2. Rights, Privileges and Limitations; Joinder to LLC Agreement.

a. The rights, privileges, limitations and obligations related to the Profits Interests are as set forth in the LLC Agreement, and the Profits Interests shall be subject to all terms and conditions set forth therein. Upon executing this Agreement, (i) the Participant shall be fully bound by, and subject to, all of the covenants, terms and conditions of the LLC Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto and (ii) Schedule I of the LLC Agreement shall be deemed updated to reflect the issuance of the Profits Interests hereunder. Distributions in respect of the Profits Interests awarded hereunder shall be made to the Participant in accordance with the provisions of Section 4.2 of the LLC Agreement.

b. The Participant shall be the record holder of the Profits Interests awarded hereunder until such Profits Interests are sold, forfeited or otherwise disposed of, and as record owner shall be entitled to all rights of a holder of Profits Interests pursuant to the terms and conditions of the LLC Agreement.

3. Vesting of Profits Interests. Subject to the terms and conditions set forth in the LLC Agreement and this Agreement, a Profits Interest shall become “Fully Vested” only if both the Service Condition and the Stock Price Condition applicable to such Profits Interest have each been satisfied prior to the date on which the Participant’s Services (as defined below) terminate (the “Termination Date”).

a. Service-Vesting. 50% of each Tranche shall satisfy the service-vesting condition on each of the first anniversary of the date on which the GSAH Mirion Business Combination (as defined below) is consummated (the “Closing”) and the second anniversary of the Closing (each, a “Service Vesting Date”), in each case subject to the Participant’s continued Service through the applicable Service Vesting Date, such that one hundred percent (100%) of the Profits Interests shall satisfy the service-vesting condition on the second (2nd) anniversary of the Closing (such continued service through the applicable Service Vesting Date, the “Service Condition”).

b. Performance-Vesting.

i. Tranche 1 Profits Interests. The Tranche 1 Profits Interests shall performance-vest if the $12 Vesting Condition is satisfied prior to the Termination Date.

ii. Tranche 2 Profits Interests. The Tranche 2 Profits Interests shall performance-vest if the $14 Vesting Condition is satisfied prior to the Termination Date. Together, the $12 Vesting Condition and $14 Vesting Condition shall be the “Stock Price Conditions”.

4. Accelerated Satisfaction of the Service Condition.

a. Termination of Services by the Company without Cause or Termination of Services due to Death or Disability. In the event that the Company terminates the Participant’s Services without Cause, the Participant’s Services terminate due to death or Disability (each such termination, a “Qualifying Termination”), (i) before the first anniversary of the Closing, the Service Condition shall be satisfied with respect to 33% of each Tranche and (ii) on or after the first anniversary of the Closing, the Service Condition shall be satisfied with respect to 100% of each Tranche, in each case as of the Termination Date. Notwithstanding the foregoing, if a Change of Control occurs within six months following the date of the Participant’s Qualifying Termination, then the Service Condition shall be satisfied with respect to 100% of the Profits Interests as of immediately prior to the Change of Control.

b. Change of Control. In the event that a Change of Control occurs before the Profits Interests have Fully Vested, the Service Condition shall be satisfied with respect to 100% of the Profits Interests as of immediately prior to the Change of Control.

c. Voluntary Cessation of Services following the First Anniversary of the Closing. In the event that the Participant voluntarily ceases providing Services on or after the first anniversary of the Closing but prior to the second Service Vesting Date, the Service Condition shall be satisfied with respect to an additional 12.5% of each Tranche in respect of each full quarter between the most recent Service Vesting Date preceding the Termination Date and the subsequent Service Vesting Date for which the Participant provided Services, as of the Termination Date.

5. Forfeiture.

a. Business Combination Forfeiture. Notwithstanding anything in this agreement to the contrary, in the event that (i) GSAH does not sign a definitive transaction agreement in respect of a Business Combination with Mirion Technologies (TopCo), Ltd. on or prior to June 16, 2021 (the transaction contemplated thereunder, the “GSAH Mirion Business Combination”), (ii) the GSAH Mirion Business Combination is not consummated prior to the End Date (as defined in the Business Combination Agreement between GS Acquisition Holdings Corp II and Mirion Technologies (TOPCO), LTD., among others, dated as of June 16, 2021 (the “BCA”)), (iii) the BCA terminates, or (iv) the GSAH Mirion Business Combination is abandoned or (v) GSAH enters into a definitive transaction agreement in respect of a Business Combination with a party other than Mirion Technologies (TopCo), Ltd., one hundred percent (100%) of the Profits Interests shall be automatically forfeited to the Company without payment of any consideration as of the date of such event.

b. Breach of Restrictive Covenants Forfeiture. Notwithstanding anything in this Agreement to the contrary, in the event that the Participant materially breaches any restrictive covenant in any agreement between the Participant and the Company or an affiliate, which breach is not cured (to the extent reasonably capable of cure) within ten (10) business days’ of such breach, one hundred percent (100%) of the Profits Interests shall be automatically forfeited to the Company without payment of any consideration therefor as of the date of such breach.

c. Failure to Implement Compliance Work Plan Forfeiture. Notwithstanding anything in this Agreement to the contrary, (i) in the event that the Company fails to substantially implement the Post-Close Compliance Work Plan as set forth on Schedule 1 on or prior to the second anniversary of the Closing, the Participant shall forfeit, without payment of any consideration therefor, a number of Fully Vested Profits Interests in an amount equal to the lesser of (x) the total number of Profits Interests that become Fully Vested or (y) 420,000 Profits Interests that become Fully Vested, or (ii) in the event that any deficiencies or failures are identified following the implementation of the Post-Close Compliance Work Plan, such number of Fully Vested Profits Interests in (i) above shall be forfeited, without duplication, unless such deficiencies or failures are cured, if such deficiencies or failures are capable of being cured, on or prior to the third anniversary of the Closing. The determination of whether (A) the Post-Close Compliance Work Plan has been implemented and (B) any deficiencies and failures have been cured, shall be made in good faith by the audit committee or compensation committee of Mirion Technologies (or its successor) (“Mirion”), as designated by the Mirion board of directors at the request of the Sponsor, subject to the applicable conflict of interest policies of Mirion; provided, however, that if either such committee is unwilling or unable to make the foregoing determination in writing to the Manager following the Manager’s written request, then the Manager of the Company, acting reasonably and in good faith, shall make such determination.

6. Termination.

a. Termination for Cause, Voluntary Cessation of Services where Cause Exists or Voluntary Cessation of Services Prior to the First Anniversary of the Closing. Notwithstanding anything in this Agreement to the contrary, in the event that (i) the Participant’s Services (as defined in Section 12) are terminated for Cause, (ii) the Participant voluntarily ceases providing Services where grounds for terminating the Participant’s Services for Cause exist at the time of the termination or (iii) the Participant voluntarily ceases providing Services prior to the first anniversary of the Closing, one hundred percent (100%) of the Profits Interests shall be automatically forfeited to the Company without payment of any consideration therefor as of the date of such termination.

b. Cessation of services for any reason prior to the Closing. In the event that the Participant ceases to provide services to Mirion or any of its subsidiaries for any reason prior to Closing, other than if the Participant’s employment with Mirion is terminated at the request of the Manager or GSAH, one hundred percent (100%) of the Profits Interests shall be automatically forfeited to the Company without payment of any consideration therefor as of the date of such termination.

c. Other Terminations of Service. Subject to the forfeiture conditions in Section 5, in the event that the Participant’s Services terminate other than as provided under Section 6(a), the Profits Interests for which the Service Condition has been satisfied (after taking into account the satisfaction of any portion of the Service Condition provided for under Sections 4(a) and (b) above), but for which the applicable Stock Price Condition has not been satisfied, will remain outstanding and eligible to become Fully Vested if the applicable Stock Price Condition is achieved. Any Profits Interests that do not become and cease to be eligible to become Fully Vested will be forfeited to the Company without payment of any consideration therefor.

To the extent that any Profits Interests are forfeited pursuant to this Section 6, the Participant, together with the Participant’s executors, administrators, heirs, successors or assigns, shall cease to have any further rights, title or interests in or to such forfeited Profits Interests, including any allocations or distributions in respect thereof, pursuant to this Agreement or the LLC Agreement as of the date of such forfeiture.

7. Allocations. Any allocations of Net Profits and Net Losses in respect of the Profits Interests awarded hereunder shall be determined in accordance with the provisions of the LLC Agreement (including, without limitation, Section 3.4, 3.5, Section 4.1 and Appendix A of the LLC Agreement).

8. Transferability. The Profits Interests granted hereunder are transferable only in accordance with the LLC Agreement. The terms of this grant of Profits Interests shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. Any attempt to effect a transfer of any Profits Interests not in compliance with the LLC Agreement shall be null, void and of no effect, and shall not be effected upon the records of the Company.

9. Tax Matters.

a. Tax Advisors. The Participant hereby acknowledges that neither the Company nor any Person acting on behalf of the Company has provided, and is not hereby providing, the Participant with tax advice regarding the Profits Interests, the Company or the execution of this Agreement, and the Company has advised the Participant to consult the Participant’s own tax advisor with respect to the tax consequences of each of the foregoing, including but not limited to any applicable elections, withholdings or other matters relating to (i) the receipt, forfeiture, ownership or transfer of the Profits Interests; (ii) becoming and being a Member of the Company; and (iii) executing this Agreement.

b. 83(b) Election. No later than the date that is thirty (30) days after the Grant Date, the Participant shall make a protective election (an “83(b) Election”) under Section 83(b) of the Internal Revenue Code of 1986 with respect to the receipt of the Profits Interests by filing an 83(b) Election Form, substantially in the form attached hereto as Exhibit A (the “83(b) Election Form”), with the Internal Revenue Service. The Participant will, promptly after filing, provide a copy of the 83(b) Election Form to the Company. The Participant hereby acknowledges that neither the Company nor any Person acting on behalf of the Company have provided, and are not hereby providing, the Participant with tax advice regarding the 83(b) Election, and the Company has advised the Participant to consult the Participant’s tax advisor with respect to the income taxation consequences thereof.

c. Tax Indemnity and Withholding. The Participant hereby agrees and acknowledges that the Participant is responsible for, and holds the Company, the Manager and the other Members harmless from, any taxes of the Participant relating to the Profits Interests awarded hereunder, or in connection with the transfer, forfeiture or ownership of any Profits Interests, including but not limited to any income, withholding or transfer taxes. The Manager shall be entitled to cause the Company to withhold from any distribution due the Participant from the Company pursuant to the LLC Agreement the appropriate amount of any such taxes. At the discretion of the Manager, the amount required to be withheld may be withheld in cash or property from such distributions otherwise due to the Participant. If the amount of taxes for which the Participant is responsible pursuant to this Section 9(c) exceeds the amount distributable to the Participant under the LLC Agreement, the Participant hereby indemnifies and agrees to hold harmless the Company, the Manager and the other Members, as applicable, for such excess amount.

10. Participant Representations. The Participant represents and warrants that:

a. The Participant has such knowledge and experience in financial and business matters that the Participant is capable of evaluating the merits and risks of the investment to be made by the Participant hereunder. The Participant understands and has taken cognizance of all the risk factors related to the acquisition of the Profits Interests and, other than as set forth in this Agreement, no representations or warranties have been made by the Company or any of its Affiliates to the Participant or the Participant’s representatives concerning the Profits Interests.

b. The Participant is acquiring the Profits Interests for the Participant’s own account for investment and not with any view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

c. The Participant understands that (i) the Profits Interests have not been registered under the Securities Act or applicable state securities laws, in reliance on exemptions from registration under the Securities Act and applicable state securities laws, and (ii) no federal or state agency has made any finding or determination as to the fairness for investment, nor any recommendation or endorsement, of the Profits Interests.

d. The Participant acknowledges and agrees that (i) except as expressly provided for in this Agreement, no representations or warranties have been made to the Participant by the Company or any of its Affiliates or any of their respective managers, partners, officers, agents or employees, the Manager, any other Member or any other Person with respect to the Profits Interests, (ii) in entering into this Agreement and accepting the Profits Interests, the Participant is not relying upon any information, other than the information contained in this Agreement, the LLC Agreement and the results of the Participant’s own independent investigation, (iii) the Participant’s financial situation is such that the Participant can afford to hold the Profits Interests for an indefinite period of time, has adequate means for providing for the Participant’s current needs and personal contingencies, and can afford the eventuality that the Profits Interests may ultimately have no value, (iv) the value, including the future value of the Profits Interests, is speculative, and (v) the Profits Interests are subject to dilution by the issuance of additional units by the Company.

e. The Participant is fully informed and aware of the circumstances under which the Profits Interests must be held and the restrictions upon the resale of the Profits Interests under the Securities Act and any applicable state securities laws. The Participant understands that the Participant must bear the economic risk of the Profits Interests for an indefinite period of time because the Profits Interests have not been registered under the Securities Act and, therefore, cannot be sold unless they are registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available, that the availability of an exemption may depend on factors over which the Participant has no control, that unless so registered or exempt from registration the Profits Interests may be required to be held for an indefinite period and that the reliance of the Company and others upon the exemptions from registration is predicated in part upon this representation and warranty. The Participant understands that an exemption from registration is not presently available pursuant to Rule 144 promulgated under the Securities Act, that there is no assurance that such exemption will ever become available to the Participant and that even if it were to become available, sales pursuant to Rule 144 would be limited in amount and could only be made in full compliance with the provisions of Rule 144.

f. The Participant has received, read, reviewed, and acknowledges that contemporaneously herewith shall become a party to, the LLC Agreement. The Participant acknowledges and agrees that the Profits Interests are subject to the provisions of this Agreement and the LLC Agreement.

g. The Participant has full authority to enter into this Agreement and the LLC Agreement and to perform the Participant’s obligations hereunder and thereunder. This Agreement has been, duly and validly executed and delivered by the Participant and constitutes a legal, valid and binding obligation of the Participant, enforceable against the Participant in accordance with its terms, subject, as to the enforcement of remedies, to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors and general principles of equity. The execution, delivery and performance of this Agreement does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Participant is a party or any judgment, order, decree or law to which the Participant is subject.

11. No Right to Continued Service. Neither the grant of the Profits Interests nor anything contained in this Agreement will give the Participant any right to continue in service with the Company or any of its Affiliates or to prohibit or restrict the Company or any of its Affiliates from terminating the Participant’s service at any time or for any reason whatsoever.

12. Interpretation of this Agreement; Power of the Members. All decisions and interpretations made by the Manager with regard to any question arising hereunder in accordance with the LLC Agreement will be binding and conclusive upon the Participant and any other parties who have an interest in this Agreement or any Profits Interests granted issued hereunder.

13. LLC Agreement shall Control. In the event of any conflict between any term or provision contained herein and in the LLC Agreement, the terms of the LLC Agreement shall govern and prevail.

14. Definitions. Whenever the following terms are used in this Agreement, they shall have the meaning set forth below:

a. “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified as of any date of determination.

b. “Cause” shall have the meaning set forth in the Participant’s services agreement, or, if no such agreement is in effect, “Cause” means that the Participant (i) committed or engaged in an act of fraud, embezzlement, sexual harassment, or theft of an amount that is not de minimis, in connection with the Participant’s duties for the Company or any subsidiary of the Company; (ii) materially breached or defaulted on the Participant’s obligations under any written agreements between the Participant and the Company or any subsidiary of the Company, including but not limited to this Agreement, the LLC Agreement or any confidentiality agreement (which breach or default, if reasonably capable of cure, is not cured within ten (10) business days after written notice thereof is received by the Participant or, if reasonably capable of cure but not within two (2) business days, the Participant shall not have commenced cure in good faith within such ten (10) business days and completed such cure as promptly as reasonably practical thereafter); (iii) is indicted for, convicted of, or pleads nolo contendere with respect to a felony or other crime of moral turpitude which reasonably could be expected to result in more than 6 months of jail time (other than any traffic violation (excluding vehicular homicide); or (iv) engaged in an act of gross negligence or willful failure to perform the Participant’s duties or responsibilities, including the refusal or continued failure to follow in any material respect a lawful, properly adopted direction or written policy of the board of directors or violation of any written Company policy applicable to the Participant (which breach or default, if reasonably capable of cure, is not cured within ten (10) business days after written notice thereof or, if reasonably capable of cure but not within ten (10) business days, the Participant shall not have commenced cure in good faith within such ten (10) business days and completed such cure as promptly as reasonably practical thereafter). No action or inaction shall be treated as willful unless such action or omission was in bad faith and without reasonable belief it was in the best interests of the Company.

c. “Disability” means a physical or mental incapacity or disability as a result of which the Participant has been unable to render the services required for his position with Mirion for (A) 180 days within any 12-month period or (B) a period of 120 successive days.

e. “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, and used in Sections 13(d) and 14(d) thereof.

f. “Services” means the Participant serving as the executive chairman of Mirion from and after the Closing.

15. Miscellaneous.

a. Notices. All notices, requests, consents and other communications to be given or delivered by reason of the provisions of this Agreement shall be made by the parties hereto in accordance with the provisions set forth in Section 8.4 of the LLC Agreement.

b. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and, except as otherwise expressly provided herein, their respective heirs, executors, administrators, representatives, successors and permitted assigns. The Company may assign the rights and obligations of the Company under this Agreement, in whole or in part, to any of the Company’s successors or assigns. This Agreement may not be assigned, transferred or otherwise disposed of by the Participant, whether voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of the Company, except for a transfer of the Participant’s Profits Interests to the extent permitted by the LLC Agreement.

c. Entire Agreement. This Agreement, together with the LLC Agreement, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior communications, representations and negotiations in respect thereto. This Agreement may only be amended by a written instrument executed by all parties hereto.

d. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provisions there shall be deemed to be added automatically as a part hereof a provision as similar in terms and economic effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

e. Waiver. No waiver of any provision of this Agreement is valid unless in writing and signed by the person against whom or which enforcement is sought and any such waiver is effective only in the specific instance described and for the purpose for which the waiver was given. The failure of any party to this Agreement to insist upon or enforce strict performance by any other party to this Agreement of any provision of this Agreement shall not be construed as a waiver or relinquishment, in whole or in part, of such right (or similar right) or related remedy.

f. Governing Law. This Agreement and all questions with respect to the construction of this Agreement and the rights and liabilities provided hereunder will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

g. Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts (including by means of facsimile or electronic transmission in portable document format (pdf) or comparable electronic transmission), any one of which need not contain the signatures of more than one party, but each of which will be deemed an original and all of which together will constitute one and the same agreement binding on all the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GS SPONSOR II LLC

By:	GSAM HOLDINGS LLC, its manager

By:	/s/ Tom Knott
Name:	Tom Knott
Title:	Authorized Signatory

PARTICIPANT

/s/ Lawrence Kingsley Lawrence Kingsley

Exhibit A

Form of Section 83(b) Election

The undersigned taxpayer hereby elects, pursuant to § 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the shares described below over the amount paid for those shares.

1.	The name, taxpayer identification number, address of the undersigned, and the taxable year for which this election is being made are:

TAXPAYER’S NAME: _______________________________________________

TAXPAYER’S SOCIAL SECURITY NUMBER: __________________________

ADDRESS: _________________________________________________________

TAXABLE YEAR: Calendar Year 2021

2.	The property that is the subject of this election is __________ Units of GS Sponsor II LLC.

3.	The property was transferred to the undersigned on ______________________, 2021.

4.	The property is subject to the following restrictions: The Units are subject to time and performance vesting conditions. The Units are also subject to restrictions on transfer.

5.

The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in § 1.83-3(h) of the income tax regulations) is: $0.

6.	For the property transferred, the undersigned paid $0.

7.	The amount to include in gross income is $0.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.

Dated: __________________________________

Taxpayer: ________________________________